As filed with the Securities and Exchange Commission on September 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAGO TECHNOLOGIES LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Singapore	98-0682363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7

Singapore 768923

(65) 6755-7888

(Address, including zip code of registrant’s principal executive offices)

Avago Technologies Limited 2009 Equity Incentive Award Plan

Avago Technologies Limited Employee Share Purchase Plan

(Full Title of the Plan)

Corporation Service Company

1090 Vermont Avenue NW

Washington, D.C. 20005

Tel: (800) 222-2122

(Name and address of agent for service)

Copy To:

Anthony J. Richmond

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, No Par Value	12,000,000 (2)	$32.97 (3)	$395,640,000	$45,340.34
Ordinary Shares, No Par Value	2,000,000 (4)	$28.03 (5)	$56,060,000	$6,424.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”), of the Registrant that will become issuable under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”) and the Avago Technologies Limited Employee Share Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares. Pursuant to Rule 416(c), this Registration Statement shall also be deemed to register an indeterminate amount of interests in the ESPP.
(2)	Represents 12,000,000 Ordinary Shares issuable under the 2009 Plan, which is the sum of: (i) 6,000,000 Ordinary Shares reserved for issuance under the 2009 Plan; and (ii) 6,000,000 Ordinary Shares that will become available for issuance under the 2009 Plan on October 29, 2012.
(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $32.97, which is the average of the high and low prices for the Registrant’s Ordinary Shares as reported on The Nasdaq Global Select Market on September 26, 2012.
(4)	Represents 2,000,000 Ordinary Shares reserved for issuance under the ESPP.
(5)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $28.03, which is 85% of the average of the high and low prices for the Registrant’s Ordinary Shares as reported on The Nasdaq Global Select Market on September 26, 2012. Pursuant to the ESPP, the purchase price of the Ordinary Shares to be issued thereunder is 85% of the lower of the fair market value of the Ordinary Shares on the first trading day of each offering period or on the last trading day of each offering period.

Proposed sale to take place as soon after the registration statement is declared effective as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2009, File No. 333-161746 (the “Original 2009 Plan Registration Statement”), Avago Technologies Limited (the “Registrant”) registered 20,000,000 ordinary shares, no par value (the “Ordinary Shares”), issuable under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”). The Original 2009 Plan Registration Statement also registered an aggregate of 20,790,281 Ordinary Shares issuable under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, as amended to date (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, as amended to date (the “Senior Management Plan,” and together with the Executive Plan, the “Prior Plans”), which shares become available for issuance under the 2009 Plan to the extent awards under the Prior Plans are forfeited or lapsed unexercised and the underlying Ordinary Shares are not issued under the Prior Plans. The Original 2009 Plan Registration Statement is currently effective.

By a registration statement on Form S-8 filed with the SEC on September 2, 2010, File No. 333-169172 (the “Original ESPP Registration Statement”), the Registrant registered 8,000,000 Ordinary Shares available for purchase under the Avago Technologies Limited Employee Share Purchase Plan (the “ESPP”). The Original ESPP Registration Statement is currently effective.

The Registrant is hereby registering (i) an additional 12,000,000 Ordinary Shares under the 2009 Plan, 6,000,000 of which are currently available for issuance under the 2009 Plan due to an automatic annual increase provision in the 2009 Plan and the remaining 6,000,000 of which will become available for issuance under the 2009 Plan on October 29, 2012 due to the automatic annual increase provision in the 2009 Plan and (ii) an additional 2,000,000 Ordinary Shares available for purchase under the ESPP due to an automatic annual increase provision in the ESPP.

Pursuant to Instruction E of Form S-8, the contents of the Original 2009 Plan Registration Statement and the Original ESPP Registration Statement are incorporated by reference in this registration statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Avago Technologies Limited is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 30, 2011, filed by the Registrant with the SEC on December 16, 2011.

(b)	The quarterly reports on Form 10-Q for the fiscal quarters ended January 29, 2012, April 29, 2012 and July 29, 2012, filed by the Registrant with the SEC on March 8, 2012, June 8, 2012 and August 30, 2012, respectively.

(c)	The current reports on Form 8-K filed by the Registrant with the SEC on January 20, 2012, April 5, 2012 and August 10, 2012.

(d)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-34428), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 3, 2009.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is deemed to be furnished and not filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 27th day of September, 2012.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Hock E. Tan
Hock E. Tan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2012

/s/ Douglas R. Bettinger Douglas R. Bettinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 27, 2012

/s/ James V. Diller James V. Diller	Chairman of the Board of Directors	September 27, 2012

/s/ Adam H. Clammer Adam H. Clammer	Director	September 27, 2012

/s/ John T. Dickson John T. Dickson	Director	September 27, 2012

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director	September 27, 2012

/s/ John M. Hsuan John M. Hsuan	Director	September 27, 2012

/s/ Justine F. Lien Justine F. Lien	Director	September 27, 2012

/s/ Donald Macleod Donald Macleod	Director	September 27, 2012

/s/ Douglas R. Bettinger Douglas R. Bettinger	Authorized Representative in the United States	September 27, 2012

INDEX TO EXHIBITS

EXHIBIT

4.1	Form of Avago Technologies Limited Specimen Share Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on July 14, 2009 (File No. 333-153127)).

4.2	Avago Technologies Limited 2009 Equity Incentive Award Plan (incorporated by reference from Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the SEC on July 27, 2009 (File No. 333-153127)).

4.3	Avago Technologies Limited Employee Share Purchase Plan (incorporated by reference from Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2010, filed with the SEC on June 3, 2010 (File No. 001-34428)).

5.1	Opinion of WongPartnership LLP.

23.1	Consent of WongPartnership LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page to this registration statement).